EXHIBIT 33.1

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform for the period as follows:

Platform: publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange
Act of 1934, as amended) securities backed by insurance-related funding agreements issued on or after
January 1, 2006, for which the Company provides the following servicing functions (the “Platform”):
paying agent, calculation agent, trustee and registrar services.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item
1122(d) servicing criteria in regards to the activities performed by the Company with respect to the
Platform as to any transaction, excluding the following servicing criteria: 1122(d)(l)(ii)-1122(d)(l)(iv),
1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-
1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period: Twelve months ended December 31, 2007 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

  The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.
  The Company’s management has assessed compliance with the Applicable Servicing Criteria as of and for the Period. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
  Based on such assessment, other than as forth on Appendix A hereto, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: _/s/ Karen Montbach
Karen Montbach
Its: Managing Director
Dated: February 29, 2008

Schedule A

Material Instances of Non-Compliance

1.	1122(d)(3)(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements. With respect to certain remittances during the reporting period, amounts due to investors were not allocated and remitted in accordance with the timeframes, distribution priority and other terms set forth in the transaction agreements.

2.	1122(d)(3)(iii) Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements. With respect to certain disbursements during the reporting period, the disbursements were not posted to the investor records within two business days.